Exhibit 99.1
SHAW ENERGY DELIVERY SERVICES, INC.
Index to Financial Statements
August 31, 2008

Independent Auditors’ Report
The Board of Directors
Shaw Energy Delivery Services, Inc.:
We have audited the accompanying balance sheet of Shaw Energy Delivery Services, Inc. as of August 31, 2008, and the related statements of operations, shareholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shaw Energy Delivery Services, Inc. as of August 31, 2008 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
(signed) KPMG LLP
November 17, 2008

SHAW ENERGY DELIVERY SERVICES, INC.
BALANCE SHEET
AUGUST 31, 2008
(Dollars in thousands, except share and per share amounts)

2008

ASSETS
Current assets:
Cash and cash equivalents	$17
Accounts receivable, including retainage, net	10,281
Inventory	40
Costs and estimated earnings in excess of billings on uncompleted contracts	7,382
Prepaid expenses	446

Total current assets	18,166

Property and equipment, at cost	26,428
Less accumulated depreciation	(11,522)

Property and equipment, net	14,906

Other assets	7

$33,079

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$5,794
Accrued salaries, wages and benefits	3,987
Accrued contract losses	1,198
Other current liabilities	4,278
Advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	1,667
Current installments of capital lease obligations	711

Total current liabilities	17,635

Capital lease obligations, less current installments	3

Amounts due related parties	4,269

Contingencies and commitments (Note 8)

Shareholder’s equity:
Common stock, $1 per share par value, 10,000 shares authorized; 100 shares issued, and 100 shares outstanding	—
Additional paid-in capital	22,447
Accumulated deficit	(11,275)

Total shareholder’s equity	11,172

$33,079

See accompanying notes to financial statements.

SHAW ENERGY DELIVERY SERVICES, INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED AUGUST 31, 2008
(Dollars in thousands)

2008

Revenues	$103,096
Cost of revenues	108,089

Gross loss	(4,993)

General and administrative expenses	3,083
Impairment of assets	432
Loss on disposal of assets	385

Operating loss	(8,893)

Interest expense	(97)

Net loss	$(8,990)

See accompanying notes to financial statements.

SHAW ENERGY DELIVERY SERVICES, INC.
STATEMENT OF SHAREHOLDER’S EQUITY
FOR THE YEAR ENDED AUGUST 31, 2008
(Dollars in thousands, except share amounts)

	Common		Additional		Total
	Stock	Common	Paid-in	Accumulated	Shareholders'
	Shares	Stock	Capital	Deficit	Equity

Balance, August 31, 2007	100	$—	$22,365	$(2,285)	$20,080

Stock based compensation			82		82

Net loss	—	—	—	(8,990)	(8,990)

Balance, August 31, 2008	100	$—	$22,447	$(11,275)	$11,172

See accompanying notes to financial statements.

SHAW ENERGY DELIVERY SERVICES, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED AUGUST 31, 2008
(Dollars in thousands)

2008
Cash flows from operating activities:
Net loss	$(8,990)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,156
Loss on sale of assets	385
Stock based compensation	82
Impairment of assets	432
Changes in assets and liabilities:
Decrease in receivables	4,498
Increase in costs and estimated earnings in excess of billings on uncompleted contracts	(2,017)
Increase in inventories	(18)
Decrease in prepaid expenses	92
Increase in prepaid expenses	(119)
Decrease in other assets	3
Increase in accounts payable	1,944
Increase in accrued salaries, wages and benefits	1,870
Decrease in accrued contract loss reserves	(908)
Increase in accrued liabilities	1,328
Increase in advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	294
Decrease in other long-term liabilities	(424)

Net cash provided by operating activities	1,608

Cash flows from investing activities:
Purchases of property and equipment	(1,404)
Cash from sale of property and equipment	891

Net cash used in investing activities	(513)

Cash flows from financing activities:
Repayment of capital leases	(921)
Repayment of amounts due related parties	(172)

Net cash used in financing activities	(1,093)

Net change in cash and cash equivalents	2

Cash and cash equivalents — beginning of year	15

Cash and cash equivalents — end of year	$17

Supplemental disclosures:

Cash payments for:
Interest	$97

See accompanying notes to financial statements.

SHAW ENERGY DELIVERY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008
Note 1 — Description of Business and Summary of Significant Accounting Policies
Description of Business — Shaw Energy Delivery Services, Inc. (“Shaw EDS” or “the Company”), a wholly-owned subsidiary of The Shaw Group Inc. (“TSGI”), is a nationally recognized specialty electrical contractor providing engineering, construction, maintenance, and technical services to a diverse customer base, including independent power producers, generators, municipalities, co-operatives, government agencies and institutions. Shaw EDS provides a unique combination of sophisticated design, engineering and procurement capabilities, as well as extensive overhead and underground power transmission and distribution construction, complemented by a broad service offering of project management, engineering, procurement, construction, and other related strategic services.
All of our operations are based in the United States, where Shaw EDS is a leading provider of high voltage transmission and distribution facilities and systems, substation installation, and engineering work.
Sale of Assets — On September 1, 2008, Shaw EDS sold the majority of its assets to Pike Electric Corporation. See Note 10 — Subsequent Events for more information related to this transaction.
Fiscal Year-End — The Company defines its fiscal year as the period from September 1 to August 31.
Nature of Operations and Types of Contracts — Shaw EDS work is performed under three general types of contracts: time and material (T&M) contracts (which sometime include cost-reimbursable plus a fee or mark-up terms), unit price, and fixed-price contracts, all of which may be modified through contract amendments or change orders. Any of our contracts may contain components of more than one of the contract types discussed below. During 2008, approximately 51% of our contracts are T&M, approximately 28% are unit price, and the remaining 21% are fixed-price contracts. Certain Shaw EDS contracts include requirements to accomplish the scope of work and meet certain performance criteria within a specified timeframe; otherwise, the Company could be assessed damages, which in some cases are agreed-upon liquidated damages.
Our T&M and cost-reimbursable contracts include the following:
• T&M contract — A contract under which Shaw EDS is paid for direct labor and equipment hours at specified fixed hourly rates. These contracts typically include payment for materials at cost, plus a fee or mark-up. The contracts may also include incentives for various performance criteria, including areas such as quality, timeliness, ingenuity, safety and cost-effectiveness. In addition, the Company’s costs are generally subject to review by its customers and regulatory audit agencies and such reviews could result in costs being disputed as non-reimbursable under the terms of the contract. Certain contracts may include a ceiling price that caps the amount to be paid to the Company.
• Cost-plus contract — A contract under which Shaw EDS is reimbursed for allowable or otherwise defined costs incurred plus a fee or mark-up. The contracts may also include incentives for various performance criteria, including areas such as quality, timeliness, ingenuity, safety and cost-effectiveness. In addition, the Company’s costs are generally subject to review by its customers and regulatory audit agencies and such reviews could result in costs being disputed as non-reimbursable under the terms of the contract.
Our fixed-price contracts include the following:
• Fixed-price contract — May include contracts in which the price is not subject to any cost or performance adjustments. As a result, Shaw EDS may benefit or be penalized for cost variations from its original estimates. However, these contract prices may be adjusted for changes in scope of work, new or changing laws and regulations and other negotiated events.
· Unit-price contract — A contract under which the Company is paid a specified amount for every unit of work performed. A unit-price contract is essentially a firm fixed-price contract with the only variable being the number of units of work performed. Variations in unit-price contracts include the same type of variations as firm fixed-price contracts. Shaw EDS is normally awarded these contracts on the basis of a total price that is the sum of the product of the specified units and the unit prices.

SHAW ENERGY DELIVERY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008
Operating Cycle — The length of the Company’s contracts varies, but is typically shorter than one year in duration. Consistent with industry practice, assets and liabilities have been classified as current under the operating cycle concept whereby all contract-related items are regarded as current regardless of whether cash will be received or paid within a twelve month period. Assets and liabilities classified as current which may not be paid or received in cash within the next twelve months include retainage receivable, cost and estimated earnings in excess of billing on uncompleted contracts (including claims receivable), retainage payable, and advance billings and billings in excess of costs and estimated earnings on uncompleted contracts.
Use of Estimates — In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, the Company is required to make estimates and assumptions as of the date of the financial statements which affect the reported values of assets and liabilities and revenues and expenses and disclosures. Actual results could differ from those estimates. Areas requiring significant estimates by the Company include the following:
•	contract revenues, costs and profits, accrued contract losses, and the application of percentage-of-completion method of accounting;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	accruals for estimated liabilities, including litigation and insurance accruals;

•	valuation of stock-based compensation.

•	workers compensation and employee benefit liabilities.
Cash and Cash Equivalents — Highly liquid investments are classified as cash equivalents if they mature within three months of the purchase date.
Accounts Receivable — Accounts receivable are recorded at the invoiced amount based on contracted prices. Amounts collected on accounts receivable are included in net cash provided by operating activities in the statement of cash flows.
We estimate the amount of doubtful accounts based on our understanding of the financial condition of specific customers and for contract adjustments to reflect the net amount expected to be collected. We establish an allowance for uncollectible accounts based on the assessment of the customers’ ability to pay. Accruals resulting from disputes or other negotiations which are established to reflect certain project related accounts receivable or claims at their net realizable values are included in billings in excess of costs and estimated earnings on uncompleted contracts. Past due receivable balances are written off when our internal collection efforts have been unsuccessful in collecting the amounts due.
Retainage, included in accounts receivable, represents amounts withheld from progress billings by our customers and may not be paid to us until the completion of a project and, in some instances, for even longer periods. Retainage may also be subject to restrictive conditions such as performance or fulfillment guarantees.
Revenue Recognition - Revenue is recognized on the various types of contracts as follows:
• T&M contracts — Revenue is recognized from T&M contracts as the work is performed. T&M work is primarily performed on a cost-reimbursable basis.
• Cost-plus contract — Revenue is recognized from Cost-plus contracts as the work is performed. Cost-plus work is primarily performed on a cost-reimbursable basis.
• Unit-price contract — For unit-priced contracts, we recognize revenues upon completion of individual units.
• Fixed-price contract — We use accounting principles set forth in American Institute of Certified Public Accountants (AICPA) Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (SOP 81-1) and other applicable accounting standards to account for these contracts. We recognize revenues for these contracts on the percentage-of-completion method, primarily based on costs incurred to date compared with total estimated contract costs.

SHAW ENERGY DELIVERY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008
Performance incentives are included in our estimates of revenues using the percentage-of-completion method when their realization is reasonably assured. Claims are included in revenue when realization is probable and the amount can be reliably estimated.
Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are identified. The cumulative effect of changes to estimated contract profit and loss, including those arising from contract penalty provisions such as liquidated damages, final contract settlements, warranty claims and reviews of our costs performed by customers, are recognized in the period in which the revisions are identified. To the extent that these adjustments result in a reduction or elimination of previously reported profits, we report such a change by recognizing a charge against current earnings, which might be significant depending on the size of the project or the adjustment.
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts and Advanced Billings and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts — In accordance with normal practice in the construction industry, we include in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date using the percentage-of-completion method over billings to date on certain contracts. Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date using the percentage-of-completion method on certain contracts.
Inventories — Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Cost includes material, labor, and overhead costs.
Property and Equipment — Property and equipment are recorded at cost. Additions and improvements (including interest costs for construction of certain long-lived assets) are capitalized. We incur maintenance costs on all of our major equipment. Maintenance and repair expenses are charged to income as incurred. The cost of property and equipment sold or otherwise disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to other income (expense).
The straight-line depreciation method is used for all our assets. Depreciation is generally provided over the following estimated useful service lives:

Transportation equipment	2-15 Years
Furniture, fixtures and software	2-15 Years
Machinery and equipment	2-18 Years
Buildings and improvements	3-10 Years
Cost Estimates — Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Indirect costs, included in cost of revenues, include charges for such items as facilities, engineering, project management, quality control, bid and proposals, and procurement. Pre-contract costs are generally expensed when incurred. Pre-contract costs incurred in anticipation of a specific contract award are deferred when the costs can be directly associated with a specific anticipated contract and their recoverability from that contract is probable.
General and Administrative Expenses — Our general and administrative (G&A) expenses represent overhead expenses that are not associated with the execution of the contracts. G&A expenses include charges for such items as business development, information technology, finance and corporate accounting, human resources and various other corporate functions.
Stock Based Compensation and Restricted Stock — We participate in TSGI’s 1993 Employee Stock Option Plan (1993 Plan) under which qualified and nonqualified options and restricted stock of TSGI may be granted. We also participate in TSGI’s 2001 Employee Compensation Plan (2001 Plan), under which qualified and nonqualified TSGI stock options, stock appreciation rights, performance shares, and restricted stock may be granted. We recognize compensation costs related to these grants based upon an allocation from TSGI pursuant to SFAS No. 123 (revised), Share Based Payment. For the year ended August 31, 2008, we recorded compensation cost of approximately $82 which is included in cost of revenues.

SHAW ENERGY DELIVERY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008
Insurance Programs — Our employee-related health care benefits program is self-funded up to a maximum amount per claim. Claims in excess of this maximum are insured through stop-loss insurance policies. Our workers’ compensation, automobile and general liability insurance is provided through a premium plan with a deductible applied to each occurrence. Claims in excess of our deductible are paid by the insurer. The liabilities are based on claims filed and estimates of claims incurred but not reported.
Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We include any estimated interest and penalties on tax related matters in income taxes payable.
Contingencies and Commitments - Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, and accounts receivable and payable approximate their fair values because of their short-term nature. Fair value of amounts due to related parties is not determinable due to the related party nature.
Recently Adopted Accounting Standard - In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109. The interpretation prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not threshold should be measured in order to determine the tax benefit to be recognized in the financial statements. Also, the interpretation provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of this standard had no impact on our financial position.
Note 2 — Accounts Receivable and Concentrations of Credit Risk
At August 31, 2008, our accounts receivable consisted of the following (in thousands):

Trade accounts receivable	$10,016
Unbilled accounts receivable	46
Retainage	273
Allowance for doubtful accounts	(54)

Total accounts receivable, including retainage, net	$10,281

Analysis of the change in the allowance for doubtful accounts follows (in thousands):

Beginning balance, September 1, 2007	$139
Provision	—
Write offs	(85)

Ending balance, August 31, 2008	$54

Concentrations of Credit — The Company has a major customer that accounted for 36% of its revenue and 35% of its outstanding accounts receivable as of and for the year ended August 31, 2008.

SHAW ENERGY DELIVERY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008
Note 3 — Costs and Estimated Earnings on Uncompleted Contracts
At August 31, 2008, our costs and estimated earnings on uncompleted contracts consisted of the following (in thousands):

Costs incurred on uncompleted contracts	$183,832
Estimated earnings	15,198

Total contract revenue on uncompleted contracts	199,030
Less: billings to date	(193,315)

Costs and estimated earnings in excess of billings on uncompleted contracts, net	$5,715

Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$7,382
Advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	(1,667)

$5,715

Note 4 — Property and Equipment:
At August 31, 2008, our property and equipment consisted of the following (in thousands):

Transportation equipment	$11,490
Furniture, fixtures and software	273
Machinery and equipment	10,489
Buildings and improvements	935
Assets acquired under capital leases	3,241

26,428
Less: accumulated depreciation	(11,522)

Property and equipment, net	$14,906

Assets acquired under capital leases, net of accumulated depreciation, were $0.4 million at August 31, 2008 and are amortized over the shorter of the respective lease term or the estimated useful lives of the assets. Depreciation and amortization expense of $3.2 million for the fiscal year ended August 31, 2008 is included in cost of revenues and general and administrative expenses in the accompanying statements of operations.
During our year ended August 31, 2008, we sold various owned and leased equipment with cost and accumulated deprecation of $1,480 and $204, respectively, for approximately $891 incurring a loss of approximately $385.
Note 5 —Other Current Liabilities
At August 31, 2008, our other current liabilities consisted of the following:

Workers compensation related claims and reserves	$2,550
General liability related claims and reserves	955
Auto liability related claims and reserves	431
Real estate taxes	114
Warranty reserves	110
Unclaimed property	46
Sales and use tax	45
Other current liabilities	27

Total other current liabilities	$4,278

Note 6 — Income Taxes
We file a consolidated federal income tax return with TSGI. Under the provisions of SFAS No. 109, Accounting for Income Taxes, we determine our income tax provision as if we were a separate taxpayer. At August 31, 2008, we had federal and state net operating loss carryforwards providing a tax effected benefit of approximately $4.7 million available to offset future taxable income, which expire in varying amounts beginning in 2022 and 2024. TSGI has used these losses in its consolidated federal and state income tax returns.

SHAW ENERGY DELIVERY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008
At August 31, 2008 our deferred tax assets and liabilities consisted of the following (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$4,743
Workers’ compensation reserves	994
Goodwill	579
Accrued contract losses	469
General liability insurance reserves.	373
Auto insurance reserves	169
Allowance for doubtful accounts	21
Accrued warranty expense	43
Accrued employee benefits and other	35

7,426
Deferred income tax valuation allowance	(6,734)

Net deferred tax assets	692
Deferred tax liabilities:
Property, plant and equipment	(692)

Net deferred tax assets	$—

Recognition of deferred tax assets is based on management’s belief that it is more likely than not that the tax benefit associated with temporary differences and operating loss carryforwards will be utilized. A valuation allowance is recorded for those deferred income tax assets for which it is more likely than not that the realization will not occur. Due to the cumulative losses and the uncertainty surrounding the realization of the favorable tax attributes by Shaw EDS, we placed a valuation allowance against our otherwise recognizable net deferred tax assets.
We have not recorded a benefit for income taxes in the accompanying financial statements due to the cumulative losses and uncertainty surrounding our ability to realize a benefit. The difference between the federal and state statutory rates and effective rates is an increase in the valuation allowance of approximately $3.4 million for the year ended August 31, 2008.
Note 7 — Lease Commitments
We lease certain office buildings, warehouse facilities, machinery and equipment under various lease arrangements. Certain noncancellable leases are classified as capital leases and the leased assets are included as part of property and equipment, net in the accompanying balance sheet. Leases that do not qualify as capital leases are classified as operating leases and the related lease payments are expensed on a straight-line basis over the lease term, including, as applicable, any free-rent period during which we have the right to use the asset. For leases with renewal options where the renewal is reasonably assured, the lease term is used to: (1) determine the appropriate lease classification; (2) compute periodic rental expense; and (3) depreciate leasehold improvements (unless their economic lives are shorter) includes the periods of expected renewals.
At August 31, 2008, the estimated future minimum lease payments were as follows:

	Operating	Capital
For the year ending August 31 (in thousands):	Leases	Leases
2009	$6,926	$744
2010	6,360	3
2011	5,315	—
2012	1,781	—
2013	515	—
Thereafter	554	—

Total	$21,451	$747

Less: Amounts representing interest		(33)

Present value of net minimum capital lease payments		714
Less: current installment of obligations under capital leases		(711)

Obligations under capital leases, less current installments		$3

SHAW ENERGY DELIVERY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008
The total rental expense for the fiscal year ended August 31, 2008 was approximately $12.0 million.
Note 8 — Contingencies and Commitments
Litigation — The nature of our business involves a risk of legal action, and, from time to time, we are named as defendants in lawsuits. It is not reasonably possible to estimate the awards or damages, or the range of awards or damages, if any, we might incur in connection with such litigation.
Liabilities Related to Contracts - Our contracts often contain provisions relating to the following matters:
•	warranty, requiring achievement of acceptance and performance testing levels;

•	liquidated damages, if the project does not meet predetermined completion dates; and

•	penalties or liquidated damages for failure to meet other cost or project performance measures.
We often attempt to limit our exposure under these penalty provisions or liquidated damage provisions to the contractual fee related to the work and attempt to pass certain cost exposure for labor and/or commodity-pricing risk to clients; however, on many contracts we are exposed to more than the fee or profit earned under the terms of the contract.
Employment Contracts - We have entered into an employment agreement with a key employee. In the event of termination, this individual may be entitled to receive his base salaries, bonuses and certain other benefits for the remaining term of his agreement and all options and similar awards may become fully vested. As a result of the sale of the majority of the Company’s assets to Pike Electric Corporation on September 1, 2008 (see Note 10), this key employee is no longer with the Company. Certain amounts due him under this employment contract were contingent on closing the sale and accordingly, will be recorded as compensation expense in September, 2008.
Note 9 — Related Party Transactions
Due to related parties represents advances from TSGI and its subsidiaries. These advances are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore, they are not considered current liabilities. TSGI performs managerial, payroll, benefits and other administrative services on behalf of Shaw EDS including the maintenance of various incentive compensation and benefit plans in which the Shaw EDS’ employees participate. TSGI allocates the expense of providing these services and incentive compensation and benefit plans to its subsidiaries based on various allocation criteria. In addition, we participate in TSGI’s cash management system whereby the majority of our cash is swept daily from our cash accounts to TSGI and subsequently disbursed by TSGI based on Shaw EDS’ working capital needs. At August 31, 2008, we owed approximately $4.3 million to TSGI and its subsidiaries due primarily to TSGI’s cash management system and the various services provided by TGSI.
Shaw EDS performs work for other TSGI subsidiaries. Included in revenues is approximately $.3 million for work performed for related parties under contracts with total value of approximately $2.9 million.
Note 10 — Subsequent Events
On September 1, 2008, the Company completed the sale of the majority of its assets to Pike Electric Corporation, for $24.5 million in cash, subject to finalization of a working capital adjustment of approximately $3.6 million reduction in purchase price, plus the assumption of certain operating liabilities. As a result of this sale, the Company incurred an impairment of assets of approximately $0.4 million for the year ending August 31, 2008.
On September 8, 2008, the Company purchased certain capital and operating lease assets from The CIT Group for $.9 million and on September 22, 2008, signed an agreement with J.J. Kane Auctioneers to dispose of these assets. The Company received a guaranteed minimum price of $1.1 million, with the possibility of additional proceeds being received upon completion of the auction of the equipment on December 10, 2008.